Exhibit 99.1

Capitala Finance Corp. Announces Distributions

CHARLOTTE, N.C., July 2, 2018 -- Capitala Finance Corp. (the “Company”, “our”, or “Capitala”) (Nasdaq:CPTA) declared normal distributions for the third quarter of 2018.

Third Quarter 2018 Distributions

On July 2, 2018, the Company’s Board of Directors declared normal monthly distributions for the third quarter of 2018 as set forth below:

Record Date	Payment Date	Amount Per Share
7/23/18	7/30/18	$0.0833
8/23/18	8/30/18	$0.0833
9/20/18	9/27/18	$0.0833

The Company has adopted an opt-out distribution reinvestment plan (“DRIP”) that provides for reinvestment of distributions on behalf of its shareholders, unless a shareholder elects to receive cash. As a result, when the Company declares a cash distribution, shareholders who have not opted out of the DRIP will have their cash distributions automatically reinvested in additional shares of the Company’s common stock, rather than receiving cash.

About Capitala Finance Corp.

Capitala Finance Corp. is a business development company that invests primarily in first and second liens, subordinated debt and, to lesser extent, equity securities issued by lower and traditional middle-market companies. The Company is managed by Capitala Investment Advisors, LLC. For more information on Capitala, or to automatically receive email notifications of Company financial information, press releases, stock alerts, or other corporate filings, please visit the Investor Relations section of our website.

About Capitala Group

Capitala Group is a leading provider of capital to lower and traditional middle market companies. Since 1998, Capitala Group has grown to be a $2.7 billion investment firm whose managed funds have invested in over 145 businesses, representing over $1.4 billion of investments in a variety of industries throughout North America. Capitala’s approach to investing, whether in its growth fund strategy or it lower middle market credit strategy, has proven to be a reliable and attractive financing solution to our partners. Capitala Group manages both public capital (Capitala Finance Corp.) (Nasdaq:CPTA) and private capital (Capitala Private Credit Fund V, L.P.; CapitalSouth SBIC Fund IV, L.P.; and Capitala Specialty Lending Corp.) for institutional and individual investors, and seeks to partner with strong management teams to create value and serve as long term partners.  For more information, please visit www.CapitalaGroup.com.

Forward-Looking Statements

This press release contains certain forward-looking statements. Words such as “believes,” “intends,” “expects,” “projects,” “anticipates,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

SOURCE: Capitala Finance Corp.

Capitala Finance Corp.

Stephen Arnall, Chief Financial Officer

704-376-5502

sarnall@capitalagroup.com